Exhibit 16.1

March 29, 2007

Securities and Exchange Commission
100F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by ML Macadamia Orchards, L.P. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Macadamia Orchards, L.P. dated March 23, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP